EXHIBIT 99.1

CONVERSION AGREEMENT

THIS AGREEMENT is made as of June 27, 2013, by and among MIDWEST ENERGY EMISSIONS CORP., a Delaware corporation (the “Company”), RICHARD MACPHERSON, an individual (“MacPherson”), and 3253517 NOVA SCOTIA LIMITED, a Nova Scotia corporation (the “Nova Scotia Company”).

THE PARTIES AGREE AS FOLLOWS:

1.           As of the date hereof, the Company has advances payable totaling $951,034.35 in principal to MacPherson, which advances bear interest at 9.0% per annum, have no fixed terms of repayment and are unsecured (the “Advances”).  Immediately prior hereto, MacPherson assigned and transferred $614,012.00 all of his interest in the principal owing on the Advances to the Nova Scotia Company (the “Nova Scotia Debt”), leaving a balance of the principal due and owing to MacPherson of $337,022.35 (the “MacPherson Debt”).

2.           The Nova Scotia Company hereby agrees to convert the Nova Scotia Debt into $614,012.00 of 12% Convertible Promissory Notes (the “Notes”) of the Company, and MacPherson hereby agrees to convert $252,199.00 of the MacPherson Debt into $252,199.00 of the Notes of the Company, which Notes have the same terms as the offering currently being made to certain investors of the Company pursuant to confidential private offering information of the Company, a copy of which has been provided to the Subscriber, and which Notes shall be due and payable on the third anniversary of the date of issue, shall be convertible into Units of the Company at a conversion price of $0.50 per Unit with each Unit consisting of one share of common stock of the Company and one warrant to purchase 0.25 additional shares of Common Stock at $0.75 per share, and shall contain such other terms and conditions as set forth therein.  In addition to the foregoing, MacPherson hereby agrees, with respect to the remaining balance of $84,823.35 on the MacPherson Debt, that (i) $80,656.00 of the remaining debt is hereby forgiven, discharged and cancelled, and (ii) $4,167.35 will continue to be carried on the books of the Company and remain a liability due to MacPherson but will no longer accrue interest after the date hereof.   It is also agreed that accrued interest on the Advances through the date hereof will continue to be carried on the books of the Company and remain a liability due to MacPherson.

3.           Subject to the completion by each of the Nova Scotia Company and MacPherson of the appropriate Subscription Agreement and Investor Questionnaire, the Company hereby agrees to issue the Notes to the Nova Scotia Company in the aggregate principal amount of $614,012.00 and issue the Notes to MacPherson in the aggregate principal amount of $252,199.00.

4.            This Agreement is binding upon and inures to the benefit of the parties hereto and to their respective heirs, executors, administrators, legal representatives, successors and assigns.

5.            This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of a facsimile or electronic signature shall be deemed to constitute delivery of an original signature.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

                    MIDWEST ENERGY EMISSIONS CORP.

By:            /s/ Richard H Gross
Name:      Richard H Gross
Title:        Chief Financial Officer

  /s/ Richard MacPherson
RICHARD MACPHERSON

3253517 NOVA SCOTIA LIMITED

By:            /s/ Richard MacPherson
Name:      Richard MacPherson
Title:        President